UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2023

ONCORUS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39575	47-3779757
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Corporate Drive
Andover, Massachusetts		01810
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (339) 240-3330

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	ONCR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement.

As previously disclosed, on April 1, 2022, Oncorus, Inc. (the “Company”) entered into a Loan and Security Agreement with K2 HealthVentures LLC, as lender and administrative agent, and Ankura Trust Company, LLC, as collateral agent for the lender (the “Loan Agreement”), which enabled the Company to borrow up to an aggregate of $45.0 million of principal in loan terms upon the achievement of certain time-based and regulatory milestones. The Company borrowed the first tranche of $20.0 million under the Loan Agreement concurrently with its execution.

On May 12, 2023, the Company paid in full all of its outstanding obligations and other fees due under the Loan Agreement, consisting of $20.0 million in principal and approximately $1.6 million of accrued interest and related fees and expenses. Following the repayment, the Loan Agreement was terminated in its entirety.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information set forth under Item 1.02 of this Current Report on Form 8-K is incorporated by reference into this Item 2.04.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 18, 2023, the Company's board of directors appointed Alexander Nolte as the Company’s principal financial officer and principal accounting officer. Mr. Nolte will serve as the Company’s interim Chief Financial Officer pursuant to a consulting arrangement described below.

Mr. Nolte, age 51, joins the Company from Syndax Pharmaceuticals, Inc., a clinical stage biopharmaceutical company, where he served in various roles within the company's finance department from 2017 to May 2023, most recently as its Vice President, Chief Accounting Officer. Prior to joining Syndax, Mr. Nolte served as Corporate Controller at CoLucid Pharmaceuticals, Inc. from 2015 to 2017, prior to its acquisition by Eli Lilly. Earlier in his career, Mr. Nolte served as Director of Revenue Recognition and International Accounting at Aegerion Pharmaceuticals from 2013 to 2015, and prior to that he held several finance positions at Genzyme Corporation. Mr. Nolte began his professional career at KPMG Accountant NV in the Netherlands and PricewaterhouseCoopers LLP in Boston, Massachusetts. Mr. Nolte received his B.S. in Accountancy from The Hague University in 1996. He is a Certified Public Accountant in the Commonwealth of Massachusetts.

Mr. Nolte has no family relationships with any of the Company’s directors or executive officers, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. In addition, there are no arrangements or understandings between Mr. Nolte and any other person pursuant to which he was selected as an officer of the Company.

The Company has entered into a consulting agreement (the “Nolte Consulting Agreement”) with Strategic Placement Services, Inc. (“SPS”) providing for the engagement of Mr. Nolte, a consultant with SPS, as an independent contractor to the Company. The Nolte Consulting Agreement may be terminated (a) by the Company with or without cause immediately upon written notice to SPS or (b) by SPS with or without cause upon 30 days prior written notice to the Company. Pursuant to the Nolte Consulting Agreement, SPS will receive cash compensation at a rate of $400 per hour for Mr. Nolte’s services to the Company. If Mr. Nolte is employed by the Company on a full-time, part-time or temporary basis before the expiration of the 12-month period following any termination of the Nolte Consulting Agreement, the Company would be required to make a one-time payment to SPS equal to 25% of Mr. Nolte’s initial annual salary (inclusive of any signing bonus), less a specified hourly rate as consideration for time previously worked for the Company.

The foregoing description of the terms of the Nolte Consulting Agreement is not complete and is qualified in its entirety by reference to the full text of the Nolte Consulting Agreement, a copy of which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending June 30, 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCORUS, INC.

Date:	May 18, 2023	By:	/s/ Ted Ashburn
Theodore (Ted) Ashburn, M.D., Ph.D. Chief Executive Officer